Exhibit 99.1

Thank you Glenn, and welcome to our Fiscal 2019 annual meeting of shareholders.

A lot has changed since our last annual meeting…as we have spent the better part of the past three quarters restructuring our business to return VOXX to profitability, while strengthening our balance sheet. We have made significant progress, and there is more that will be done. I am the largest shareholder, and I am not pleased with our valuation.

At our last annual meeting, our stock traded at $5.45. Today, we trade around $4.75 per share, down roughly 13%. From an operational perspective, I understand why, as we have not delivered the results that we had expected. However, there is significant value in our assets that is clearly not reflected in our share price today.

From a cash perspective alone, we exited fiscal 2019 with over $58 million, almost $2.40 per share…and our real estate holdings, net of mortgages, was valued at approximately $42 million, or roughly $1.75 per share. So VOXX in essence is trading just above cash and real estate, ignoring the value of our operating companies. We sold Hirschmann for approximately $170 million; we are in the process of selling our German Accessories business for approximately $18.6 million based on the EURO valuation as of yesterday; and we are also in the process of selling our German real estate, for gross proceeds of approximately $12 million. We still have other real estate, we have Klipsch, we have market leading positions in Automotive, we have a 50% ownership in ASA, we have EyeLock, and we have a number of powerful brands. There is definitely value in our business and we are working to unlock it.

We are not looking to liquidate our business – I want to be clear on this point – that is not our strategy. Rather, we may divest certain assets, and we also may acquire businesses that will strengthen our existing operating segments. With our current cash position, pending proceeds from the sale of our international accessories group and German real estate, coupled with $140 million in banking facilities, we have the resources to restructure, to acquire, to repurchase our stock and potentially, issue a dividend. We have a multi-year plan and we are implementing it.

1.

The sale of Hirschmann was the first step. The proceeds from that transaction enabled us to pay down all of our domestic debt, generate cash, and focus on improving our domestic operations, while consolidating international activity and focusing our efforts more on our domestic business.

2.

Last fiscal year, we consolidated our Oehlbach and Schwaiger operations to improve profitability. As we announced in June, we agreed to sell this operation, which is expected to close around August 31st and the real estate sale, if HF Company picks up the option would close thereafter.

3.

Also, internationally, we combined the operations of Magnat and Heco, two of our remaining high-end premium audio brands and folded them into the Klipsch Group. This resulted in lower headcount and expenses. On July 8th, we announced a binding Purchase Agreement to divest our Pulheim, Germany  real estate, expected to close in the Fall, with gross proceeds of approximately $12.0 million.

4.

In recognition of disruptive technologies, acknowledging the market has changed…we restructured our domestic consumer accessories business. We exited product categories, eliminated under-performing SKU’s and are now focused on more sustainable categories going forward.

5.

We combined a smaller consumer accessories business, less EyeLock, with our former Premium Audio segment, a move we believe will result in a profitable segment; and one with certain categories that hold strong growth potential. Klipsch has always and continues to perform well, and consumer healthcare is a new category that has potential to add incremental value over the coming years.

6.

Biometrics, represented by our majority stake in EyeLock, is a new reporting segment that was created at the beginning of fiscal 2020. Here is where we believe we have significant long-term potential, however, since our investment in EyeLock has contributed to many of our cash losses but EyeLock does have very strong IP, there is no mistaking that. Their technology applies to several different industries and while fingerprint and facial recognition are more common today, iris authentication is the most secure form of identification besides human DNA. Interest is growing and we are now moving beyond R&D and working hard to bring products to market – both physical security products as well as embedded solutions. We still expect EyeLock to post losses in Fiscal 2020, but with reductions in overhead and new sales being generated, we anticipate losses will lessen this year. We will continue to evaluate the best use of capital, opportunities for growth, and manage investments accordingly.

7.

As part of our foregoing adjustments, we reformatted our reporting to create better transparency for shareholders into our different businesses. A key component of that effort is the isolation of the Biometric segment I just discussed. With the new reporting format, the money we are investing in EyeLock’s growth will not cloud the results of our other groups, thus allowing shareholders better insight into the components of our valuation.

From a corporate perspective:

1.	As part of our share repurchase program, we increased the authorization to 3 million shares and have begun executing on this program.

2.

We are evaluating the timing and amount of a potential dividend in the 2nd half of this fiscal year…this will be based on our performance going forward. But given our cash resources at this time, a modest dividend appears to be quite sustainable.

3.	And we have changed our compensation packages for C-Suite Executives, which I will now cover.

We engaged Willis Towers Watson, a top compensation advisory firm to help formulate new compensation packages for C-Suite executives, levering best practices and to better align interests with shareholders.

-	First and foremost, given that it’s important to set the tone from the top, I have given up my annual bonus in its entirety.
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For our top executives, we changed the structure of our bonus payments to now be based on Adjusted EBITDA, rather than pre-tax income, which is more in line with the true operating performance of the Company and eliminates bonus distortions that could stem from transactions should we divest further assets.

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And Pat Lavelle’s Agreement has a new compensation structure where a portion of his cash compensation will be paid through stock grants that are subject to hold requirements which enforces shareholder alignment.

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We have also set up a new sliding-scale stock incentive for Pat, with a maximum share payout of $5 million if our stock maintains or exceeds $15 per share and more modest payouts if the stock is below $15. If the maximum payout is achieved, this will bring the market capitalization of VOXX from approximately $114 million today to over $365 million. With this new Agreement, he is now further aligned with shareholders.

-	In the Board’s opinion, all of these structures serve to create further alignment with the shareholders…and I wanted to clear this up, as it was raised on our last investor call.

In closing, FY20 will not all of a sudden yield the results that we and investors wanted to see…we realize that. There is more work to be done on the restructuring front; potential transactions that may materialize; and headwinds that we are facing with respect to the slowing automotive market, and trade tariffs.

Before we open the floor for questions, I would like to congratulate the Board of Directors on their elections today and I also congratulate Grant Thornton on their re-election; and thank all of our employees across the world for their continued support. This has not been an easy year and a lot of hard decisions needed to be made for our future.

To our shareholders: I realize there is frustration based on our share price. However, we are not standing still. We have money in the bank, our balance sheet is rock solid, and we are taking action to improve our foundation to realize the value we believe is inherent in our company. Nobody has a larger stake in the success of these initiatives than me. This now concludes my formal remarks. We will now open the meeting for questions.

Q:I am Andrew Kahn, Kahn Brothers Group.  I don’t know the exact number of shares but I think we are probably about 16% of the outstanding, good to see you all.  If we look at the long term history of the company we see that our stock today under the same management it had 20-25 years ago, trades at a fraction of its price back then.  The market is inefficient but it isn’t that inefficient.  I believe investors are rightly worried about capital allocation and our limited capabilities.  Investors explicity or implicity probably weigh potential outcomes and they put a decently high probability on Voxx’s capital mismanagement and value destruction over time.  Management has a mixed record on deals – some have been good, but many have not. Investors worry that when we have a good exit the capital gets deployed in new deals that have a mixed chance of success.  In short, they are worried the good fortune will be squandered.  They are right to harbor that worry.  In light of this how can we be assured that management’s actions in the future will be different from those in the past?  How can we be assured that management disclaim all of its options with respect to capital allocation including returning capital to shareholders?  If shareholders can achieve a better return on their own it doesn’t matter if management believes an acquisition will be accretive. We should be deploying cash to produce the highest return all else equal, whether that is in management’s hands or not.

(John Shalam)  Thank you for these comments, Andrew, and we have already discussed many of the situations and management is very keenly aware of your view as a major shareholder in our corporation.  We definitely will consider some small acquisitions as I pointed out in my report which are really additions to existing operations and just further divesting to increase the revenue that the centers of those groups but they are minor acquisitions.  We will not consider any major changes in the operation unless something most unusual comes up and, of course, all of  you will be consulted at that time.  Thank you.   Tom Kahn, yes—

(Tom Kahn) Good Morning John.

(John Shalam)  Good Morning

(Tom Kahn)  As you know, clients of ours own 16%, or whatever it is, of the Company behind you in terms of size.  I gave to Glenn, which I asked him please to pass out, which is the chart of the Voxx stock for approximately for 25 years and my first question to you is, was there a split at any point in the shares so this chart is not accurate in terms of reflecting the shares or with splits or something, to your knowledge?

(John Shalam)  There was no split and no change in the outstanding number….

(Tom Kahn)  Okay, so I’m right basically then that one could have bought the shares, let’s say, at four and a half in 1991 and seeing them at four and a half today.  So, this is not good for John Shalam, it’s not good for John Stanley, it’s not good for the shareholders.

You’re the largest, we’re the second largest.  So this 25 year record has to be thought about.  It has to be considered, Denise and Peter, this is reality, this is not Tom spouting off at the mouth, now he’s saying something stupid, this is reality.  So we have to think about it and figure out what is there a way John to rectify things going forward.  Now I wasn’t here a couple of years ago at the annual meeting and at that time my associate said that you said that Voxx is worth, I don’t know, $30 a share.  And then when I went back to you on that, you backed down a little and said maybe $20 a share.  Well, I would take $20 – that’s not too bad either.  So you backed down a little and said $20.  Now, we have done a sum of the parts valuation as to what the business is worth and we’re not quite at $20.  We’re at either $12 or $18, or something like that.  So if we have something that is really that valuable and I mean you have created let’s say $18 worth of value, let’s pick a number – how do we monetize that without having John  pay a big income tax or Tom pay a big income tax.  It could be tax free exchange of stock with another company or something like that.  So, we have to think in terms of the divergence between price and value, whatever it happens to be, pick a number and I don’t think just continuing to make acquisitions and telling us they are going to be small and they are not going to be diluted and so forth.  Acquisitions have risk.  And you know because you made some acquisitions which have not turned out well and you made some that have turned out extremely well, but they have substantial risk.  So, I want you to think, if you would please, about how we close the gap between $4 and $15 or $18 without making the Shalam Family pay taxes or without making Kahn Brothers’ clients, whom some of them may be taxable against, paying taxes.  Is there a way to do that and I would appreciate it if you and the Board and your advisors to think about that and figure out a way that that might be accomplished.  Thank you.

(John Shalam)  Thank you Tom.  I am keenly aware as you are that our stock has not grown over the years, and is under performing and there is much greater value as I pointed out in my notes over here.  Just one comment, Tom, I just want you to know I love paying taxes. I have no problem with paying taxes, as long as they are reasonable….

(Tom Kahn)  …you understand what I’m saying – there has to be an exist strategy that makes sense for you …..

(John Shalam) …. We are doing exactly that.  We’ve had consultations with investment bankers who have guided some of our decisions….

(Tom Kahn) … neither of us is getting any younger, let’s put it that way…

(Jane Shalam)  …speak for yourself…

(Tom Kahn)   I’m not getting any younger, you look fabulous.  Though I don’t see you on the ski slope anymore because you are in Florida…

(John Shalam) …that’s right, but we are taking a lot of steps.  We are buying back stock, to sustain the market and we will continue to do so and we are contemplating paying a dividend in the Fall and we are taking other steps as well to unlock shareholder value and I think one of the main developments that we did these last few months is restructuring executive compensation more in line … to bring it closer to that of the shareholders….

(Tom Kahn)…. John, you have a very smart son and he has been shaking his head this way on a lot of the things I’ve been saying, he’s a very smart son and he hasn’t been going like this….he’s been going up and down like this.  So consider that.  Also, since you brought up the whole question of compensation, nobody should get any kind of a bonus if the stock trades at $5 when the dam stock trades at $4.75. I mean, I wasn’t born yesterday.  I know you have a consultant and he said these are the appropriate amounts, but any kid in elementary school, John, knows the answer to that.

(John Shalam)  Tom, the compensation package was not to reward management for past performance but to create an incentive which is something that you have been advocating strongly all along that our management should own more shares …..

(Tom Kahn)…I congratulate you on that … it’s a small gap between the current price and Christmas coming twice a year.

(John Shalam)  Thank you, Tom.

(Glenn Weiner)   Are there any further questions.

(Bob Troccio)  Bob Troccio, I’ve been a shareholder for probably the last 30 years.  So I’ve seen the stock go up and the stock go down.  I’ve also been a supplier to Audiovox and that’s why I invested in  Audiovox.  I’ve worked with the people here and that’s also why I invested.  And, two years ago I had made a suggestion to you of why you don’t take advantage of all the shareholders that you have and somehow make them more aware of the products that you do have. A lot of companies give out coupons, they give out sample products, they do something, okay. But if you contacted all the shareholders you have  -- I’ve never heard from you in 30 years.  I mean I’ve never gotten any kind of information about the products you make.  About three years ago …

(John Shalam) …do you look at our website?

(Bob Troccio)… No …

(John Shalam)  … we’ve spent a lot of money talking about the products we do have … their features, their quality …

(Bob Troccio) …absolutely, and that’s wonderful if I wanted to go look, but if I’m a lazy person like I am, you have to hit me on the head.  What if somebody sent me a description of the product you have and I said, wow, I didn’t know they made that, but I was going to buy something like that or I was interested.  The other thing, and even more importantly, I looked at one of your products , wrote a report – my background is engineering – and I did a report that normally I would sell to companies for substantial amounts of money, I provided it to you free, and it was accepted and I was told it really was a good  way for someone to look at something fresh, and some of those suggestions were incorporated later on.  That’s one person.  You know how many stockholders you have that if they were exposed to some of these things might be able to help you make the things you make a little bit better, might buy those things.  Now, when I brought this up at the last meeting two years ago you said, hey, that’s a great idea, well, it may have been a great idea, but I still don’t see anything productive.

(John Shalam)  Thank you for your suggestion.  I strongly recommend you make an effort to spend a little time and review our products on our Company’s website.  It will really enlighten you on what each group is promoting, is selling and is developing.

(Bob Troccio)  Okay, I will do that…

(John Shalam) …it’s important..

(Bob Troccio)…as a matter of fact, I have looked on your website and it’s very impressive, but if you think I do that again that’s going to make – I don’t know how many shareholders Audiovox has, but I bet you it’s in the thousands, they’re not going to look – they just don’t do that – they bought the stock and then they are looking at other companies.  So, I’m just telling you, I think you have an opportunity to have the people that have bought your stock help you make the stock better.

(John Shalam)  We put out all kinds of press releases, announcements about new products, in production.  In terms of direct communications with shareholders, I mean, press releases are public knowledge … they all talk about what every group is doing and what every product we are introducing – do you look at the press releases –

(Bob Troccio) ..no…

(John Shalam) …well, you should…

(Bob Troccio)  …okay, but I’m more typical of the shareholders that you have…

(John Shalam)…well, I don’t know what else we can do….

(Bob Troccio)…okay, who here has gotten – who here has looked at all that material that is being sent out, can they please raise their hand, I don’t see anybody raising their hand, oh, one, two… (a show of hands from the audience)… you people are already doing what you can do, but there’s not a lot of other people that do that.  I think you’re missing the boat.

(John Shalam)  Thank you.  Eric, do you have a question?

(Eric Sky)  You explained clearly that between the cash and the real estate and other assets is barely covering, comes to the price of the stock today, why do you think that is?  Why do you think the market just disregards any other value to the company?

(John Shalam)  That’s a very good question, Eric.

(Patrick Lavelle) Obviously, the EBITDA of the Company is also something that drives the share price and because of the investments that we made in Eyelock and others where they are running at a loss right now, and because we are investing in the R&D and everything, it pulls down the EBITDA of the Company.  As the EBITDA grows, as we see Eyelock get to a point where they break even and they start making money and start fulfilling the expectations that we have for them, you’re going to see the EBITDA grow.  As the EBITDA grows, the price of the shares will grow as well.   As it has done in the past.  The electronic business as you know is often hit with very disruptive technology that changes markets very very quickly.  I cannot sit here and say that our stock will always be a hockey stick.  Because of the nature of the businesses that we’re in and other events that are outside of our control, like tariffs and things like that, slowing down of automotive markets and things like that that do affect us, but what we’re focused on now is strengthening our automotive segment, strengthening our premium audio segments, which have done well last year, and continuing to invest in what we believe in Eyelock to be an area of growth for the Company in the future based on the fact that we will always identify by our biometric in one form or another, whether it be fingerprint, facial or iris. So, that’s how we plan to see growth in the stock.  We are also making investments in the stock itself, at this price by repurchasing shares and then looking as we see the balance of the year unfold to possibly declare a dividend which we believe which would be sustainable over a number of years.  So, these are the things we are looking at to drive share price value.  That’s how we expect that we are going to be able to see a rise in the share price.

(Eric Sky)  Okay, just as a thought, and I’ve read this and I think it’s a fairly common criticism or comment on the Company’s structure, is the two classes of shares where the Class A shareholders, you can vote, you can do whatever you want, but the bottom line is John is going to have the overriding decision on anything that happens.  Is there any thought, has there been any discussion on a change to that?

(John Shalam)  No, Eric, there is no discussion on that.  We will maintain our current two classes of shares, but you should really keep in mind that nobody has an interest more aligned with the shareholders as I do.  That’s the critical point.  Tom?

(Tom Kahn)  Somebody from my office had suggested that you have the Senior Management from  Eyelock come here so the shareholders would have an opportunity to speak to them and ask them questions.  Because we are investing “$5 million or more a year” to – in terms of losses, we’re funding their losses.  So, we all started off with the opinion, maybe not you, that iris was the cat’s meow, that it was going to take over the world, that it was better than fingerprints, and we didn’t focus on facial.  Now it turns out, that all the big boards are saying that facial is good enough.  So, if facial is good enough, then we are relegated to a smaller patch for iris, not vending machines, but the places that need some absolute security of some kind.  So, we were all excited by Eyelock and now it seems that they have been pre-empted if you will by facial, so we have to figure out where does iris go, who needs that ultimate, ultimate, ultimate security that facial may not give – getting into Ft. Knox, you can’t rely on facial, you have to rely on iris, and what is that market and how does Eyelock develop that market.  These are all --- because we are investing, what three, five, eight million dollars a year if you will, into Eyelock.  So, if I came to you John and said, I want you to invest $5 million a year into a company that makes pucks, you would say, okay Tom, how am I going to make money on this.  So, I had a clear path, and then facial came along, I’d say, gee, you have really done a great job. You turned me off. Ha ha ha…

(Patrick Lavelle)  As far as iris is concerned, certainly fingerprint and facial have their place.  Facial is being used in many many places, but facial also has some issues and some of the issues which deal with privacy which could limit their deployment in certain areas. Iris is an opt-in solution.  The areas where you have high-security are in pharmaceuticals, it's in hospitals, it's in government and then there's perimeter access as well. Okay, so where -- and then there's automotive.  We are working with a number of companies and each one of those verticals where they deem that iris is the solution that they need for their application and that's where, that's where we see the see the potential.  Now, there are two areas that we're involved in with is the with iris, one is in the perimeter Market where we do perimeter security and we can do it for oil rigs and we can do it for banks and things like that. The other area are the embedded areas and that's in the embedded solutions when we're putting our device into someone else's product is where you will see a tremendous amount of scalability and where the number of units sold by the devices that we’re putting our equipment in, you know are much, much greater than what we would see in the perimeter access and that's where we believe the value of iris lies.

(Tom Kahn)  Pat, you know much more about this technology than I do, but everything I see and read about facial is that facial is good enough, you know, you can't get what is that saying the perfect there's some one of us saying is that from the 90 plus percent of applications people seem to be happy with facial. So that limits us to a very small area and I'm trying to figure out where we’ll we go with this.  This thing's been kicking around for a while and you know, the one who kicks around what people say we don't need it facial is good enough for us, you know, a couple years ago. I said, maybe do an IPO for Eyelock, you keep control but get some people who want to take the risk in and get in $50 to $75 million or something like that and I just don't see where this train is going, now and I was hoping that, you know, if management were here we could talk to them about it or maybe the board could tell us what they think where this thing is going.

(Patrick Lavelle) I can tell you where we’re working and where we see volume. We see volume in the pharmaceuticals space…

(Tom Kahn)  …do we have any customers there?

(Patrick Lavelle) …we are working with people right now that I cannot talk about at this particular point.  We are also working in the automotive space.  You look at the number of vehicles that are produced each year right now in the automotive market, that can be very big for us, pharmaceuticals will be big, hospitals, all places where a high level of security is needed whether it be labs, whether it be any type of banking facility, facial has its place.

(Tom Kahn) ….do we have any customers in those, do we have any customers in those areas that you're talking about now, do we have at the moment any it customers in those three or four or five industries that you mentioned to me.

(Patrick Lavelle) … we  have customers that we are working on ….

(Tom Kahn) ….okay, the answer is no, thank you.

(Patrick Lavelle) …we have customers we are working on … but from a competitor standpoint ….

(Tom Kahn) .. I don’t’ want to know, I only want to know what's public.

(Glenn Weiner)  Any further questions.

(Marty Novick)  You mentioned John about restructuring some of the present divisions and I think we refer to it as (unintelligible). Could you give some more color on that exactly what you're meaning?  Outside of cutting personnel, what kind of restructuring are we talking about.

(Patrick Lavelle)  You saw that we clearly made a move to restructure what we were doing in Europe and that started a number of years ago or actually two years ago, when we decided to make the sale of our Hirschmann Group.  At that particular point, we also decided that we were going to concentrate our efforts in the North American market and we consolidated our accessory businesses there and put them up for sale, and we expect the close that sale at the end of August.

(Marty Novick)  Was there a reason for that particularly, was Europe not good, were their earnings not up to par.

(Patrick Lavelle)  No, they were the same, all the same businesses we were in.  We were in the automotive OEM, we were in the accessory business and we were in the premium audio market. So, it was a duplicate of what we were doing in the United States. What we decided to do because of the cash that was constantly being invested back into the companies, we were returning a little cash back to the United States, so we decided the best use of the cash would be to bring that back to the United States where we can better leverage our existing overhead and and have that cash staying the United States. So, when we had the opportunity to sell Hirschmann, we had the opportunity to bring back $170 million dollars in cash, paid down all our debt, put money in the bank and we are going to increase that again by bringing back the proceeds from the German sale. That cash can be utilized in many, many different ways which we will pass onto you.

(Marty Novick)  You also mention a dividend. Is it a sustainable dividend for several years?  Is this dividend based on potential or earnings, because we don't have any now, or is this based on giving out capital that we have, using the money that we have to pay dividends? It certainly is not going to contribute to the growth. It'll help.

(John Shalam)  …what’s not going to contribute to the growth by paying a dividend …

(Marty Novick)  Well, I'm saying if you're paying it out, if you're paying out of earnings, that's one thing but if you're contemplating paying it this  year….

(John Shalam)  Marty, in my remarks, I said we would consider a dividend at the end of our third quarter based on our performance.  That’s exactly the point.

(Marty Novick)  So you’re not going to pay it out of capital, you’re going to pay it out of earnings…

(John Shalam) …with the success in cashing in some of our operations, particularly in Germany, we feel it is time now to share our good fortune with our shareholders to some extent by giving back to the shareholders by buying back stock and by sharing our good fortune with a dividend to shareholders, part of it is based on the strong proceeds of the sales of the German operations, part of it will be based on earnings as well.

(Marty Novick)  Okay. And if we are all so bullish on the company based on its assets and what we're going to do, can I just ask this question of management -- I mean, I know what I own and I'm one of the 75th largest stockholders, that the President of the company has 27,000 shares, if this is correct.  The Chief Financial Officer sitting with 13,000 shares. My question is if we're supposed to be waving the flag and taking the confidence in what you people are doing, why don't you show it as well?

(Patrick Lavelle)  Marty, let me just address. Obviously in the last negotiations we had and the effort to align myself with the shareholders, okay, I own shares personally, I own shares within the SERP that belong to the Company …. invested in me, approximately 200,000 shares and in my latest deal, I changed a certain amount of my compensation, where my compensation comes in stock instead of cash.  Right now I'm sitting with approximately 450,000 shares.

(Marty Novick) …that isn’t reflected here…

(Patrick Lavelle)  …it is not reflected there and the management team are all participating in the supplemental employment timing program where it is funded with stock. So, each one of the senior managers of this Company have a stake in the company and in the shares and that's growing and based on what we've recently done to align the shareholders that will grow to even bigger numbers which again that's part of the whole process of aligning with management team, buying back shares, declaring a dividend, strengthening some of our operations, divesting of other operations and looking for growth in areas that could be explosive for us. And that's that's pretty much the strategy.

(Tom Kahn) One man's opinion.  Dividends a waste of time. Complete waste of time unless any of you folks need some more income or something. It's not going to help us. What's going to help us is to think strategically. Okay, to think where the company is going, to listen to our chairman, who's a very smart man, as to what he said the business was worth and figure out what is the most tax-efficient way to get as close to that realization as possible.  A dividend is not going to help us.  It’s taxable income, so it’s a waste of time. So, figure out how do we realize, not for $30 or $20 but maybe even to $15 because John knows, and there's got to be a way somehow to do that on a tax-efficient basis, which reduces the risk of all of us by taking shares of a much bigger company. So we don't have the risks of just owning Voxx.

(John Shalam)  Tom, we are well aware of your opinion and do spend a lot of time discussing exactly these strategies.

(Andrew Kahn)  I appreciate that that new employment agreement will give you more stock. I agree with what Tom said about the threshold being far too low, but there's a difference between being given stock as a part of a compensation package and stepping up to the plate and the market and buying it with your cash. And I think that investors would have a lot more confidence in this team and the directors in general if they stepped up with their own hard-earned post tax dollars and bought stock rather than being given stock in what potentially is a more lucrative contract than you had before. So, just, it would speak, it would speak louder if you did that. I think that would probably address people's concerns.

(Patrick Lavelle)  Andy, when we look at a compensation package where the cash compensation is reduced for stock, you essentially are buying the stock. Okay, and each one of our directors have purchased stock and we all plan to continue. So it depends on, you know, how stock is given.  If cash is taken away and stock is replaced for it, it's the same thing as this as in my case going out and buying shares.

(John Shalam)  Everybody, you seem to be overlooking the fact that I own a very substantial number of the shares and I'm management as well as a shareholder. My holdings of shares exceed some of yours. You're the second largest shareholder, but I have a major, major contribution and a major interest in this Corporation. I don't need to buy more shares to make my position clear….

(Andrew Kahn)  This is not directed to you, John...

(John Shalam)  I represent management here … [inaudible] you will see as we go along that the management of this corporation will start to own much more significant number of shares.

(Tom Kahn)  This is not like putting money on the table and buying it instead of taking cash compensation. How about somebody how about these directors? Our stock is cheap? I don't mean Ari, he's your son. I got that, but how about some of these other guys, Gibson, Lesser, even Mike. How about buying stock if it’s so cheap.

(John Shalam)  If there aren’t any further comments or any suggestions or recommendations, Ladies and Gentlemen, I want to thank all of you for being here today and for attending this meeting.  The meeting is now officially closed.

Thank you.